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                        [CIBC OPPENHEIMER LETTERHEAD]

                                                 February 11, 1998

                            Private & Confidential
                     Advanced Communications Group, Inc.
                    $25,000,000 Senior Secured Facilities
                              Commitment Letter

Mr. William Zimmer
Advanced Communications Group, Inc.
390 South Woods Mill Road
Suite 150
St. Louis, Missouri 63017

Dear Mr. Zimmer:

   Canadian Imperial Bank of Commerce or an affiliate ("CIBC") is pleased to provide our commitment to arrange and underwrite $25 million of senior debt in favor of Advanced Communications Group, Inc., a Delaware corporation (the "Company"), on the terms and conditions set forth in the summary of terms and conditions dated February 11, 1998 (the "Term Sheet"), attached hereto and subject to satisfactory completion of due diligence by CIBC. Terms used herein and not defined have the meanings ascribed to them in the Term Sheet.

   The senior debt will consist of a $25 million revolving credit facility with a one year term (the "Bank Facility"). The Bank Facility will be used for working capital, capital expenditures and general corporate purposes of the Borrower and its Subsidiaries (as defined below).

   This commitment is subject to the preparation, execution and delivery of mutually acceptable documentation, including, without limitation, a credit agreement incorporating substantially the terms and conditions outlined in the Term Sheet. The Term Sheet and this Commitment Letter are intended as an outline only and do not summarize all the terms, conditions, representations, warranties, defaults and other provisions that will be contained in the documentation. The documentation will include, in addition to the provisions contained in the Term Sheet and this Commitment Letter, provisions that are customary or typical for transactions of this type and other provisions not inconsistent with those set forth in the Term Sheet and this Commitment Letter that CIBC may determine to be appropriate in the context of the transactions contemplated hereunder. Our commitment is also subject (i) to the absence of any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of each of the Company and its Subsidiaries since December 31, 1997, (ii) the completion by the Company of an initial public offering of its common stock, par value per share, and the receipt therefrom of net proceed of not less than $100 million, and (iii) completion by the Company of the acquisition of all the capital stock of each of Great Western Directories, Inc., FirsTel, Inc., Feist Long Distance Service, Inc, Valu-Line of Longview, Inc. and Telesystems, Inc (collectively, the "Subsidiaries"),
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Advanced Communications Group, Inc.
February 11, 1998
Page 2

substantially all the assets of each of Switchboard of Oklahoma City, Inc., Long Distance Management II, Inc., Long Distance Management of Kansas and National Telecom and a 49% interest in KIN Network, Inc. and (iv) any change in financial or capital markets generally.

   It is agreed that CIBC will act as the sole and exclusive agent, advisor and arranger for the Bank Facility and will, in each such capacity, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents, advisors or arrangers will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Bank Facility unless you and we shall so agree.

   Should we desire to syndicate the Bank Facilities to any financial institutions (together with CIBC, the "Lenders") identified by us in consultation with you, you agree to actively assist in completing a syndication satisfactory to CIBC. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships with lenders having an interest in facilities similar to the Bank Facility, (b) direct contact between senior management and advisors of the Company and its affiliates and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CIBC, of one or more meetings of prospective lenders.

   CIBC will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the allocation and distribution of fees among the Lenders. To assist CIBC in our syndication efforts, you agree promptly to prepare and provide to CIBC all information with respect to the Company and the transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Bank Facility. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to CIBC by you or any of your representatives does not or will not, when finished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to CIBC by you or any of your representatives have been or will be prepared in good faith based upon the reasonable assumptions stated therein. In arranging and syndicating the Bank Facility, we will use and rely on the Information and Projections without independent verification thereof.

   As consideration for CIBC's commitment and its agreement to perform the services described herein, you agree to pay to CIBC an underwriting fee (the "Underwriting Fee") in an amount equal to 1.00% of the aggregate commitments. A portion of the Underwriting Fee equal to $50,000 will be payable upon the execution of this letter and shall be non-refundable (subject to the proviso in the first sentence of the next succeeding paragraph), with the remainder being payable on the closing of the Bank Facility. In addition, you agree to pay to CIBC an annual administration fee in an amount equal to $10,000 per annum, which fee will be payable quarterly in arrears commencing on March 31, 1998 for the period from the date of the closing of the Bank Facility to the final maturity or early termination thereof and the payment in full of all amounts owing with respect thereto.

   You agree that, once paid, such fees shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this commitment are consummated; provided that if the Bank Facility is terminated and the closing thereof does not occur solely due to the breach by CIBC of its obligations hereunder or under the Term Sheet, as determined by a final non-appealable judgment by a court of competent jurisdiction, you shall have the right to be reimbursed the amount of
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Advanced Communications Group, Inc.
February 11, 1998
Page 3

the portion of the Underwriting Fee paid by you prior thereto. All fees payable hereunder shall be paid in immediately available funds and shall be in addition to reimbursement of CIBC's out-of-pocket expenses and to any other fees referenced in the Term Sheet.

   By your acceptance of this Commitment Letter, you agree (a) to indemnify and hold harmless CIBC and its affiliates officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Bank Facility, the syndication thereof, the use of the proceeds thereof, any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse CIBC and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Bank Facility and the syndication thereof, if any. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Bank Facility. The provisions of this paragraph shall survive any termination of this Commitment Letter but shall terminate upon the execution of the loan documentation referred to in the third paragraph of this letter.

   In issuing this commitment, CIBC is relying on the accuracy of the information furnished to it by the Company.

   Regardless of whether any loans are made under the Bank Facility or any documentation relating thereto is executed or any transaction contemplated hereby or thereby is consummated, the Company will promptly reimburse CIBC for, or pay directly, all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of an outside counsel) incurred by CIBC in connection with its review of the proposed transactions and the preparation, execution and delivery of this Commitment Letter, such documentation (whether or not executed) and any amendments or modification hereof or thereof.

   This Commitment Letter may be modified only in writing by the parties hereto and shall be binding upon the Company and its successors. This Commitment Letter may be executed in any number of counterparts each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the Company and CIBC hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract or otherwise) arising out of or relating to this Commitment Letter, the transactions contemplated hereby or the actions of CIBC in the negotiation, performance or enforcement hereof.
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Advanced Communications Group, Inc.
February 11, 1998
Page 4

   Please evidence your acceptance of the provisions of this Commitment Letter, the Term Sheet, and the other matters referred to above by signing the enclosed copies of this Commitment Letter and returning it no later than February 11, 1998. This offer will terminate on such date unless prior thereto we shall have received signed copies of this letter and the portion of the Underwriting Fee payable upon its execution. After your acceptance of this Commitment Letter, the commitment of CIBC hereunder shall in no event be available after March 20, 1998, if definitive loan documentation shall not have been executed.

                                            Sincerely,

                                            CANADIAN IMPERIAL BANK
                                            OF COMMERCE

                                            By: /s/ Cynthia H. McCahill

                                                -----------------------------
                                                Name: Cynthia H. McCahill
                                                Title: Executive Director

ACCEPTED this 11th day
of February, 1998

ADVANCED COMMUNICATIONS GROUP, INC.

By: /s/ William H. Zimmer III

     -------------------------------
     Name: William H. Zimmer III
     Title: Executive Vice President

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                        ADVANCED COMMUNICATIONS GROUP
                       SUMMARY OF TERMS AND CONDITIONS
                $25.0 MILLION SENIOR SECURED REVOLVING CREDIT
                              FEBRUARY 11, 1998

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The following terms are subject to satisfactory documentation and other such terms and conditions.

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BORROWER:                   Advanced Communications Group ("ACG")
GUARANTORS:                 Subsidiaries of the Borrower to guarantee the Facility on a joint and several basis.
ADMINISTRATIVE              Canadian Imperial Bank of Commerce and/or any of its affiliates ("CIBC" or the
AGENT:                      "Agent").
UNDERWRITER:                CIBC.
LENDERS:                    CIBC reserves the right to syndicate all or a portion of the Facility subject to the Borrower's consent, not to be unreasonably withheld.
FACILITY:                   $25.0 million Senior Secured Revolving Credit Facility (the "Revolver").
CLOSING DATE:               On or before March 20, 1998.
USE OF PROCEEDS:            The Facility will be used for working capital, capital expenditures and general corporate purposes.
MATURITY:                   One year from closing.
AVAILABILITY:               The Revolver will be available on the Closing Date subject, in the case of the initial funding, to satisfaction of "Conditions Precedent to Initial Funding"
                            and in the case of subsequent fundings, to satisfaction of "Conditions
                            Precedent to Each Funding", according to the Advance Rate.
AMORTIZATION/               The revolver commitment will reduce to $0 and all outstandings will be repaid
COMMITMENT                  in full at Maturity.
REDUCTION:
ADVANCE RATE:               85% of the sum of (a) the face value of all Eligible Accounts as reflected on the books of the Borrower and its Subsidiaries, and (b) Great Western Deferred
                            Revenue, in each case, net of all credits, discounts, reserves and allowances.
OPTIONAL                    Base Rate advances may be pre-paid in whole or part without penalty with two
PREPAYMENTS:                business days notice. LIBOR advances may be prepaid in whole or in part with three business days notice. All break-funding costs are for the account of the
                            Borrower.
YIELD PROTECTION:           The Facilities to contain customary yield protection provisions relating to increased costs, capital adequacy, tax gross-up, illegality and break-funding costs.
MANDATORY                   The Facilities shall be automatically and permanently reduced by the following:
PREPAYMENTS:                1) Without limiting the prohibition on issuance of securities, 100% of the net proceeds of any issuance of securities (other than securities issued in the
                               Initial Public Offering) shall be applied to permanently reduce the
                               Revolver.
                            2) 100% of net secured or unsecured debt proceeds, with the exception of de-minimus carve outs to be agreed, shall be applied to permanently reduce the Revolver.

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PRICING:                    Pricing on the Revolver will be fixed at the Applicable Margin as indicated
                            below:

                                        APPLICABLE MARGIN
                            REVOLVER    LIBOR +   Base Rate +
                                        1.500%     0.500%

                            LIBOR is the London Interbank Offered Rate for U.S. dollar loans as quoted in the London Interbank market for loans of one, two, three, six, nine and twelve
                            (if available) months. LIBOR Rates will be quoted on a reserve adjusted basis with 1, 2, 3 and 6 month maturities offered. Interest on LIBOR loans will be calculated on the basis of a 360 day year and payable at the maturity of each
                            LIBOR period, but in any event no less frequently than quarterly.
                            Base Rate is the variable reference interest rate per year as declared by CIBC from time to time to be its base rate for U.S. dollar commercial loans made by
                            CIBC. Base Rate is defined as the higher of (a) the Federal Funds Rate, as established by the Federal Reserve Bank of New York, plus 1/2 of 1% and (b) the prime commercial lending rate of CIBC. Interest on Base Rate Loans will be calculated on the basis of a 365 day year and payable quarterly in arrears.

                            Default   2.0% above the then current interest rate (including the
                            Rate:    Applicable Margin).
FEES:                       Up-Front Fee:        1.00% on the Facilities payable at closing.
                            Commitment Fee:      0.50% per annum on the unused portion of the
                                                 Facilities payable quarterly in arrears.
                            Administrative Fee:  $10,000 per annum, payable on March 31, 1998.
SECURITY:                   The Facilities will be secured by the following:
                            o  Pledge of the Company's accounts receivable.
                            o  Negative pledge on the Company's assets and stock subject to de-minimus carve outs for vendor financing to be agreed.
                            o  Pledge of stock and guarantee of the subsidiaries of the Borrower.

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CONDITIONS                  Customary for a financing of this nature, including but not limited to the
PRECEDENT TO INITIAL        following:
FUNDING:                    1.Satisfaction with structure of the Borrower and its subsidiaries.
                            2.Execution of documentation, including but not limited to a credit agreement, security agreements, guarantees and other customary or necessary documentation (including opinions of counsel) which shall be acceptable to
                              CIBC.
                            3.Satisfactory completion of the Initial Public Offering, raising a minimum of
                              $100.0 million in net proceeds of which approximately $85.0 million will be used to consummate the acquisition of the Predecessor Companies.
                            4.No material adverse change in the business, properties, financial condition, prospects or results of operations. No litigation or other proceeding that would materially affect the Borrower or this financing.
                            5.The Agent shall have received all fees due and payable on the Closing Date.
                              All reasonable costs and expenses (including without limitation, legal fees and expenses of counsel of the Agent) shall have been paid to the extent billed.
                            6.Satisfaction with the terms of the Seller Notes including their subordination to the Revolver, including satisfaction with current pay interest rate and no amortization until 91 days following repayment in full and cancellation of the Facility.
                            7.Compliance with all applicable material US laws and regulations, including all applicable environmental laws and regulations (including delivery of site assessments).
                            8.Completion of the acquisition and repayment or defeasance of the existing indebtedness of the Predecessor Companies.
                            9.Completion of satisfactory due diligence; including review of and satisfaction with capital structure, organizational structure, inspection of business plan, properties, historical analysis of the predecessor companies, management, and all material agreements.
                            10.The Agent shall have a perfected first priority security interest in all the stock and assets required under the heading "Security".
                            11.Receipt of a closing compliance certificate demonstrating compliance with covenants on the closing date.
                            12.Satisfaction that all necessary licenses, permits and governmental and third-party consents and approvals have been obtained and remain in full force and effect.
                            13.Receipt of a pro forma balance sheet for the Borrower, in form satisfactory to the Agent.
CONDITIONS                  Customary for facilities of this type, including but not limited to, compliance
PRECEDENT TO EACH           with all covenants, all representation and warranties being true and correct in
FUNDING:                    all material respects, no Default or Event of Default being in existence or resulting from such funding and receipt by the Agent and the Lenders of requisite documentation to such effect.
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REPRESENTATIONS &           Customary for a financing of this nature including but not limited to the
WARRANTIES:                 following:
                            1.Due authorization, execution and delivery of appropriate documents.
                            2.No material adverse change in the business, properties, financial condition, prospects or results of operations.
                            3.Absence of any material litigation or environmental hazards.
                            4.Accuracy of information including information in the IPO registration statement projections provided to the Agent.
                            5.All required state/local/federal government approvals and third party consents.
                            6.No conflict with other documents.
AFFIRMATIVE                 Customary for a financing of this nature including but not limited to the
COVENANTS:                  following:
                            1.Comply with all laws including ERISA and all environmental laws.
                            2.Provide monthly and quarterly financial information compared to budget.
                            3.Provide an annual audit prepared by an accounting firm approved by the Agent, and an annual budget.
                            4.Provide quarterly compliance certificates signed by an authorized signatory of the Borrower.
                            5.Maintain adequate insurance policies.
                            6.Pay taxes.
NEGATIVE COVENANTS:         Customary for a financing of this nature including but not limited to the following:
                            1.Limitation on additional indebtedness with the exception of a to-be-agreed basket for acquisitions.
                            2.Limitation on guarantees.
                            3.Limitations on liens;
                            4.Mergers, acquisitions and dispositions--none permitted other than those in the ordinary course and to be agreed basket.
                            5.Limitations on restricted payments.
                            6.Transactions with affiliates--customary with standard arm's length requirements.
                            7.Limitations on investments.
                            8.No change in lines of business.
                            9.Limitation on amendment of material agreements.
                            10.Limitation on capital expenditures in accordance with the Company's business plan.
                            11.Prohibition on the creation of new subsidiaries.
FINANCIAL COVENANTS:        Financial covenants to apply at all times and be measured quarterly:
                            MINIMUM INTEREST COVERAGE RATIO:
                            Interest Coverage shall be greater than or equal to the following:
                            PERIOD            MINIMUM RATIO
                            Closing--12/31/98       3.00x.
EVENTS OF DEFAULT:          Usual and customary for transactions of this nature, including but not limited to: failure to pay interest, principal or fees, change of control, breach of representations or warranties, default in any covenant, cross-default to other indebtedness, events of bankruptcy or liquidation, failure to comply with
                            ERISA, failure of the Borrower to own 100% of the equity of its subsidiaries, entry of judgments against the Borrower or any subsidiary, or any security interest or guarantee ceases to be in effect.
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INDEMNIFICATION:            The Borrower to indemnify the Agent and Banks against all losses, liabilities, claims, damages, or expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, expense or liability incurred in conjunction with these contemplated Facilities or the proposed use of any Facility proceeds.
ASSIGNMENTS/                The Agent may, at any time, assign, all or any part of its commitments and
PARTICIPATIONS:             outstandings in minimum increments of $5,000,000, subject to approval of the
                            Borrowers (provided no default exists) which consent shall not unreasonably be withheld. Any Lender may grant a participation in all or any part of its commitments, loans, or notes to its affiliates or one or more other financial institutions without prior approval of the Borrowers.
EXPENSES:                   All reasonable fees and out of pocket expenses incurred by the Agent in the negotiation, preparation, execution, syndication and enforcement of the documents, whether or not the transaction ultimately closes or funds shall be paid by Borrower.
GOVERNING LAW:              New York.
ADDITIONAL PROVISIONS:      As customary, including waiver of jury trial and consent to jurisdiction in New
                            York.
DEFINITIONS
EBITDA:                     The sum of (a) net income for the period, (b) amortization and depreciation,
                            (c) non-cash charges (net of non-cash income) and other extraordinary charges,
                            (d) interest payments, and (e) income taxes.
ELIGIBLE ACCOUNTS           Definition to be determined in documentation and to be mutually acceptable to
RECEIVABLE:                 the Borrower and the Agent.
GREAT WESTERN               To be determined in documentation and to be mutually acceptable to the Borrower
DEFERRED REVENUE:           and the Agent.
INTEREST COVERAGE           EBITDA to cash interest paid on Total Debt for the trailing quarter ended on
RATIO:                      the measurement date.
PERMITTED DEBT:             Revolver, Seller Debt and any other secured or unsecured debt (to be agreed).
PREDECESSOR                 Companies to be acquired in the formation of the Borrower, including Great
COMPANIES:                  Western Directories, Inc., Valu-Line of Longview, Inc. and Related Companies,
                            FirsTel, Inc., Feist Long Distance Service, Inc., Long Distance Management II,
                            Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma
                            City, Inc., Tele-Systems, Inc., National Telecom, and 49% interest in KIN
                            Network Inc.
SELLER NOTES:               Notes payable to owners of Predecessor Companies on terms and conditions satisfactory to the Agent not to exceed $17.5 million.
TOTAL DEBT:                 The sum of Revolver and other Permitted Debt.
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